Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000

Appliance Recycling Centers of America Enters

Agreement to Provide Services for Austin Energy

Minneapolis, MN—December 15, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has signed a service agreement with Austin Energy to manage appliance recycling operations in the Texas utility’s service territory.  Austin Energy is the nation’s 10th largest community-owned electric utility, serving 360,000 customers within the City of Austin, Travis County and a small portion of Williamson County.

Preparations are underway to open ARCA’s processing and recycling facility in north Austin and begin program operations in January 2005.  The term of the initial service agreement is 12 months, with options for Austin Energy to extend the program annually through 2008.

Edward R. (Jack) Cameron, president and chief executive officer, said, “We are gratified that Austin Energy has selected ARCA to provide services to support their residential refrigerator and freezer recycling program.  Austin Energy is at the forefront of innovative measures to promote energy efficiency in Texas and clearly recognizes the positive impact of removing working but inefficient household appliances from service.  ARCA is proud to be associated with Austin Energy’s program.”

About ARCA

ARCA is the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire, and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of December 2004, ApplianceSmart was operating eleven factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio market; two in the Atlanta market; one in the Los Angeles market; and one in the San Antonio, Texas market.

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Statements about ARCA’s outlook are forward looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com